UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2008

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue,

Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 2, 2008, YRC Worldwide Inc. (the “Company”) borrowed $325 million under its Credit Agreement dated as of August 17, 2007, among the Company, certain of its foreign subsidiaries and the lenders and agents party thereto, as amended by Amendment No. 1 to the Credit Agreement dated April 18, 2008 (the “Credit Agreement”). The weighted average interest rate on the amount borrowed is approximately 5.23%, which is subject to change pursuant to the terms of the Credit Agreement based on the Company’s credit rating. The Company plans to use the funds to redeem all of the outstanding principal amounts of the Roadway Notes and the USF Notes (each as defined below). See Item 8.01 below for additional information on the redemptions.

The Credit Agreement is described under Item 1.01 in the Company’s Current Report on Form 8-K filed on August 22, 2007, which description is incorporated by reference herein. Such description is qualified by reference to the full text of the Credit Agreement, which was filed as Exhibit 10.1 to such previously filed Form 8-K. Amendment No. 1 to the Credit Agreement is described under Item 1.01 in the Company’s Current Report on Form 8-K filed on April 21, 2008, which description is incorporated by reference herein. Such description is qualified by reference to the full text of the amendment, which was filed as Exhibit 10.1 to such previously filed Form 8-K.

Item 8.01. Other Events.

Note Redemptions

On October 3, 2008, the Company announced that it plans to use the $325 million that it borrowed under the Credit Agreement (as described under Item 2.03 above) to redeem all of the outstanding principal amounts of the following series of notes:

•	$225 million principal amount 8 1/4% Senior Notes due December 1, 2008 that Roadway LLC (formerly Roadway Corporation) issued (the “Roadway Notes”) and

•	$100 million principal amount 6 1/2% Guaranteed Notes due May 1, 2009 that YRC Regional Transportation, Inc. (formerly USFreightways Corporation) issued (the “USF Notes”).

Roadway LLC and YRC Regional Transportation are wholly owned subsidiaries of the Company. The redemption date for the Roadway Notes and the USF Notes is scheduled for November 3, 2008 at a redemption price calculated pursuant to the terms of the respective indenture governing the notes.

A notice of redemption has been sent to the holders of the Roadway Notes and the USF Notes in accordance with the terms of the respective indenture governing the notes. Copies of the notice of redemption for the Roadway Notes may be obtained from U.S. Bank National Association, the trustee and paying agent for these notes, by calling 1-800-934-6802. Copies of the notice of redemption for the USF Notes may be obtained from The Bank of New York Mellon Trust Company, N.A., the trustee and paying agent for these notes, by calling Bondholder Relations at 1-800-275-2048.

As the note redemptions and the borrowing under the Credit Agreement will occur in the same quarterly reporting period, the Company does not expect these specific actions to have an affect on its aggregate outstanding indebtedness at the end of the fourth quarter 2008.

The Company’s news release announcing the borrowing under the Credit Agreement and the note redemptions is included with this Form 8-K as Exhibit 99.1.

Merger of Yellow Transportation into Roadway

Pursuant to the Company’s previously announced integration strategy, effective October 1, 2008, Yellow Transportation, Inc. (“Yellow Transportation”) and Roadway Express, Inc. (“Roadway”), each a wholly owned subsidiary of the Company, merged with Roadway as the surviving entity. At the effective time of the merger, Roadway was renamed “Yellow Roadway Corp.” Following the merger, the Company plans to change the name of Yellow Roadway Corp. to “YRC Inc.”

Yellow Roadway Corp. (soon to be YRC Inc.), as the successor by merger of Yellow Transportation and Roadway, will continue to guarantee the obligations under the Credit Agreement, the Company’s 3.375% and 5.0% contingent convertible senior notes due 2023, the Company’s 3.375% and 5.0% net share settled contingent convertible senior notes due 2023 and, until they are redeemed, the Roadway Notes.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	News Release dated October 3, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: October 3, 2008	By:	/S/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	News Release dated October 3, 2008

5